Exhibit 10.18

FRANCHISE AGREEMENT

EXHIBIT B

1.  GRANT OF FRANCHISE

Liberty Tax Service (“we”, “us”, “our,” “Liberty,” “Liberty Tax”) has developed a system for the operation of tax return preparation offices. The Liberty system utilizes special marketing techniques and operating procedures to facilitate the provision of tax return preparation and related services.

You, meaning the Franchisee below and all Signators, in your personal capacity, have applied for a franchise that utilizes our system and our Marks (“Franchised Business”).  Subject to the terms of this franchise agreement (“Agreement”), we grant to you a Liberty Tax Service franchise.  This Agreement will allow you to operate a tax return preparation business using our system and our Marks within the Territory described on Schedule A.  You agree to abide by the terms of this Agreement.

You recognize and agree that the nature of the tax return preparation business is such that complete uniformity is not always practical or desirable and that we, in our sole discretion, may vary the terms of this Agreement and the standards of operation of the Franchised Business to accommodate the peculiarities of a particular situation and/or Territory.  You have no recourse against us if other franchisees are granted allowances which you are not granted.

2.     TERM, RENEWAL AND BUYBACK

a.     Term.  This Agreement will be effective for a five-year term beginning on the Effective Date specified in this Agreement.

b.     Renewal.  You may renew for another five-year term by signing our then current franchise agreement if you have met the Target Volume specified in Paragraph 6 and are otherwise in compliance with this Agreement.  You may also renew future franchise agreements if you are in compliance with such agreements and meet the other conditions therein for renewal by signing our then current franchise agreement.  To renew, you must exercise a general release of all claims that you might have against us.  We can not raise royalties or advertising fees that you pay to us upon any future renewal, nor impose a renewal fee, or change the boundaries of your Territory or the level and type of territorial exclusivity and territorial rights you have.  Other terms and conditions may vary.  If you wish to renew, you must notify us in writing at least 180 days before the expiration of this Agreement.

c.     Buyback.  Any year between May 1 and August 31, we have the right, in our sole discretion, to purchase your Franchised Business for the greater of $150,000 or 200% of Gross Receipts of the Territory for the previous twelve months, or such shorter time as an office in the Territory may have been in operation.  You understand that this is a premium price above fair value and does not vest any rights in you.  The term “Gross Receipts” as used in this Agreement means all revenue from all services and products offered by the Franchised Business (including but not limited to revenue from individual, corporate, estate and partnership tax returns), excluding only customer discounts, the Transmitter, Software or Electronic Filing Fee, and sales tax, but not service fees for credit card transactions.

3.     TERRITORY

Your Territory is described in Schedule A of this Agreement (“Territory”). You may operate as many tax return preparation offices in the Territory as you determine to be appropriate.

You may not operate outside your Territory.  We may grant franchises for areas outside your Territory or operate company stores in such areas.  Except as described below, we may not establish franchised or company owned outlets or other channels of distribution of similar products or services in your Territory.  We may grant franchises in your Territory which operate a different line of business.  We may distribute Liberty tax return preparation products and services by means other than retail or storefront locations in your Territory, including the sale of gift cards for this service.  No other franchisee using the Marks granted hereunder may operate a tax return preparation office in your Territory.  We may advertise in your Territory.  You may not advertise in areas outside your Territory, or in media which extend outside your Territory, without our express written approval.

If you locate an office outside your Territory as a result of incorrect address information from a landlord or otherwise, even if we approved such site location, you agree upon discovery of such error to promptly abandon such office and refrain from any further targeted solicitation (e.g., direct mail, telephone call, etc.) of customers residing in the territory containing the misplaced office.  Likewise, if we learn that we or another franchisee has erroneously located an office in your Territory, you agree to accept the abandonment of such office and refraining by the franchisee who erroneously located the office in your Territory from any further targeted solicitation of customers located in your Territory, in full satisfaction of any claim against us, our past and present employees, and our past and present franchisees, in relation to the misplaced office.  We have a reasonable time to correct any such error after we learn of it.  No person or entity is a third-party beneficiary of this paragraph.

We may negotiate agreements with national or regional retail businesses.  If there is an outlet of such a national or regional account in your Territory, you may choose to operate a tax return preparation service office in that outlet by communicating that decision to us by January 1 before a given Tax Season.  If you choose not to operate in an outlet which exists in your Territory, we may operate in that outlet in your Territory.  If we do so, all associated revenue and expenses are ours, along with the future right to service such customers.

4.     FEES AND PAYMENTS

a.     Initial and Resale Franchise Fee.  The initial franchise fee and resale franchise fees are $40,000.  The resale franchise fee applies to a territory that has been previously sold.  If a territory includes existing operations, the total cost will vary depending upon the Gross Receipts of the Territory and other pertinent market and economic factors.

b.     Down Payment and Approval.   You must submit a minimum of 20% of the initial or resale franchise fee as a deposit after you have held the Liberty Franchise Disclosure Document for at least fourteen calendar days.  We will refund this deposit to you upon your request at any time before you attend Effective Operations Training (“EOT”).  Except as to any portion which is financed, you must submit to us the balance due before attending EOT.  We will refund to you the initial or resale franchise fee (including deposit) if we do not approve your application or if you do not pass our EOT in accordance with our current passing standards for EOT, provided that you return to us all materials which we distributed to you during EOT.  Otherwise, the initial and resale franchise fee is fully earned and nonrefundable when both you and we execute the franchise agreement between us.

c.     Reverse Royalty.  To the extent that we receive tax preparation fees from individuals located in your Territory during such time as you have a Liberty Tax Service office open in your Territory, from the use of our online tax preparation services, we agree to use commercially reasonable means to track and identify those revenues and pay or credit to you 14% of those tax preparation fees.  We have up to 60 days after the end of each Tax Season to pay or credit, at our discretion, such monies to you.

d.     Royalties.

(i)    You must pay a royalty of 14% of Gross Receipts subject to the following minimums:

(a)   For the period ending April 30th following the Effective Date of this Franchise Agreement (“Year One”), if you operated or were required to have operated an office in the Territory for any part of Tax Season ending in that April, minimum royalty is $5,000 per Territory.

(b)   For the period beginning May 1 following the Effective Date of this Franchise Agreement through the following April 30th (“Year Two”), minimum royalty is $8,000 per Territory.

(c)   Thereafter (“Year Three” and beyond), minimum royalty is $11,000 per Territory, for each successive like time period.

(ii)   For a developed Territory, meaning one containing an existing company, franchisee or other Liberty tax preparation office, you must pay royalty as set forth above depending upon how long any office has been located in the Territory.  For example, if an office has been located in the Territory through one Tax Season, then that Territory would next be under Year Two royalties.  The term “Tax Season” means the time period January 2 — April 30.  An office includes locations such as kiosks or temporary locations.

(iii)  If you are or become in an area covered by an Area Developer, we may pay to the Area Developer a portion of the initial franchisee fee and royalties that you pay to us.

e.     Advertising Fee.  You must pay an advertising fee of 5% of the Gross Receipts of your Franchised Business each month.

f.      Payment Period.  You must pay the royalty owed by the 5th of each month based on Gross Receipts for the preceding month, and any balance owed to achieve Minimum Royalty on May 5 for each fiscal year ending April 30.  You must pay advertising fees by the 5th of each month based on Gross Receipts for the preceding month.  We reserve the right to modify this payment schedule in the Manual.

g.     Interest.  You must pay interest of 18% (compounded daily) per year, or the maximum permitted by law, if less, on any amounts owed to us that are more than 15 days past due.

h.     Transfer Fee.  If you transfer your Franchised Business, or a majority ownership interest in it, you must pay us a transfer fee of $5,000 at the time of transfer.  This fee is subject to increase or decrease in future franchise agreements by the amount of change in the Consumer Price Index — All Urban Consumers, published by the U.S. Department of Labor, or a reasonably similar successor index.

i.      Customer Refunds, Penalty and Interest, Send a Friend.  If you do not resolve a customer service complaint or pay penalty and interest on an erroneous return prepared in your office, or misdeliver a customer check, or fail to pay a Send a Friend or E-Send a Friend referral, and the customer contacts us, if we believe a reasonable basis for the complaint, payment of penalty and interest, or payment of the Send a Friend exists, we may issue a refund of fees paid by the customer, pay to the customer the penalty and interest or amount of misdelivered check, or pay the Send a Friend, and bill you.  You agree to pay the charges.

j.      Automatic payment transfer.  All of the tax preparation, transmitter, software, and electronic filing fees, and any rebates that you receive from Financial Products or customers who purchase Financial Products, shall initially be paid to us.  From these fees and any rebates, we will deduct monies that you owe to us and deduct and hold monies to apply to upcoming amounts due to us, and remit the balance to you.

k.    Sales or Gross Receipts Tax.  If required by the state or locality in which your Territory is located, the initial franchise fee, royalties, and advertising fees will be subject to sales or gross receipts tax, which you must pay to us at the same time and in the same manner as you pay these royalties and fees to us.

l.      Transmitter, Software, or Electronic Filing Fee.  We reserve the right to impose a fee charged to you or customers related to transmission of Financial Products, the provision of software, or the electronic filing of tax returns and, if charged to customers, may rebate a portion of the fee to you.  We may vary the dollar amount of the fee and may change its name.  Any such fee is not included in your Gross Receipts.

m.    Call Center.  If you elect to use our Call Center to handle customer appointments, customer follow up, Tax School calls, or other calls, you must pay to us a fee for each such call pursuant to our schedule of Call Center charges which we adopt from time to time.

n.     Cash in a Flash Financing Set up Fee.  If you elect to apply for Cash in a Flash financing through us, you must pay to us any set up fee that we impose pursuant to our schedule of such fees which we adopt from time to time.

5.   OBLIGATIONS OF FRANCHISOR

a.     Training.  We provide for new franchisees a required five-day or longer Effective Operations Training (“EOT”) and a required one day Hands on Training (“HOT”) taught by an existing franchisee at their Liberty Tax office.  We do not charge for EOT or HOT but you are responsible for all expenses you incur as a result of training, such as travel, lodging and meals.

b.     Operations Manual.  We will loan you a copy of our Operations Manual (“Manual”) to offer guidance in the operation of your Franchised Business.

c.     Site Selection.  We provide guidance and advice to you regarding the selection of the location of your office(s).  You may not sign a lease or locate an office until we approve the location of your office.  Our approval of the location of a site is not a guarantee of success in that location or a warranty or assurance as to any aspect of the office or its location.

d.     Advertising and Marketing.  We raise fees related to marketing through the advertising fees paid under our franchise agreements.  We will contribute advertising fees from company stores.  We disburse advertising fees to develop, produce, distribute and/or conduct advertising programs, marketing programs, public relations, and marketing research.  We spend advertising fees on a national, regional or local basis for television, electronic, radio and print advertising as we determine to be appropriate.  We may produce advertising in-house and/or through an advertising agency.  We pay all costs of such activities, including a share of corporate overhead related to advertising and marketing, with advertising fees.  You may also use your own advertising material provided that we first approve it for compliance with our specifications for advertising and use of our Marks.

e.  Software.  We provide tax return preparation software.

f.  Tax and Technical Support.  We provide reasonable telephone and/or internet support for your questions regarding federal and state individual income tax return preparation, electronic filing, and the use of software specified by us.  However, we will not provide support on any equipment which does not meet our then current specifications or which relates to the operating system of a computer.

g.  Electronic Filing.  We provide the ability to file individual federal and some state tax returns, electronically, provided that such method of filing is reasonably available from the respective taxing authority.  You must have a valid EFIN to take advantage of electronic filing.

h.  Financial Products.  If reasonably available and feasible, we will offer a refund anticipation loan program and/or a means for customers to obtain a quicker refund using electronic filing (collectively “Financial Products”).  Your participation in Financial Products, if we offer them, is subject to a mutual agreement being reached between you, us and the Financial Products Provider.

i.   Operational Support.  We advise you in the budgeting for and operation of your franchise.

j.  Advanced and Update Training and Conference Calls.  We provide and may require your attendance at Advanced Training for experienced franchisees, and provide and do require attendance by all franchisees at Update Training.  We may offer Advanced and Update Training at various sites which we select across the country or we may offer such training on the web or electronically.  The agenda for Advanced Training varies but often focuses on improving business management skills in order to increase profitability.  We do not charge for Advanced or Update Training but you are responsible for all expenses that you incur as a result of attending training, such as travel, lodging and meals.  We may also require that you attend a reasonable number of toll free conference calls held from time to time to learn the latest operational and marketing tips, which such calls may either be attended live or by way of an online replay.

k.  Supply Source.  We will offer for sale or locate a source for purchasing supplies, forms and equipment that may be necessary to conduct the Franchised Business, as reasonably determined by us from time to time.

l.   Leasing.  We may make arrangements to refer you to a company which offers leasing on furniture, fixtures, signs, equipment, and possibly franchise fees and working capital.  The leasing program, if offered, will be financed and administered by a third party.  We cannot guarantee that you will be offered leasing, as the leasing company will make individual determinations.

m.  Financing.  We may, in our sole discretion, provide financing for a portion of the initial franchise fee or other costs associated with the franchise.  The terms of such financing are subject to change.  You must be in compliance with this Agreement to qualify for any such financing.  Further, if we provide financing to you, you agree to submit monthly financial information to us, such as an income statement, balance sheet, and supporting documents, as we specify from time to time and in the formats we provide.

n.  Group Discounts.  From time to time we may provide you with the opportunity to participate in group purchasing programs which offer group discounts.  The discounts and terms for any such opportunities will vary.

o.  Area Developers.  In those areas where we presently or in the future use an Area Developer, we reserve the right to delegate some portion of the responsibility for the following duties to the Area Developer:  Site selection assistance, limited Marketing assistance, Operating assistance.  However, Area Developers do not have any authority to approve advertising or marketing material of any kind.

6.  OBLIGATIONS OF FRANCHISEE

a.     Training.  You must attend and successfully complete our EOT and HOT before you may operate a Liberty office.  We may allow or require a general manager to attend on your behalf.

b.     Use of Liberty Marks.

(i)  We allow you to use our Marks.  We allow you to use our Marks under which to hold out your Liberty Tax Service business to the public.  You agree to exclusively use the Liberty trade names, service marks and trademarks (collectively, the “Marks”) as we develop them for this purpose only.

(ii)  You must obtain prior advertising approval.  You must either use pre-approved advertising templates which we or our approved vendors provide, or you must obtain our prior written consent before using the Marks in any way and before using any marketing or promotional material, including internet advertising.

(iii)  No private website allowed.  You may not have a website for your Liberty business without our prior written approval.

(iv)  Marketing to National Companies.  You must obtain written permission from us before marketing on the premises (building and parking lot) of any national company.  National companies include Wal-Mart, Kmart, and Sears.

(v)  No use of “Liberty” within a company name.  You may not use the word “Liberty” or “Libtax” as any part of the name of a corporation, LLC or other entity.  However, “Liberty Tax Service” followed by your entity number shall be your “doing business as” name for an entity which owns this franchise, sometimes also called your “assumed name,” “trading as” name, or “fictitious name.”

(vi)  No confusingly similar marks.  You agree not to use any marks which could be confused with the Marks.

(vii)  We may update or change our Marks.  We may replace, modify or add to the Marks.  If we replace, modify or add additional marks, you agree to update or replace your signs, supplies, etc. to reflect the new marks, at your expense, in the time frame we provide at the time of such an update.  We will not change exterior signage requirements, although we may change options or recommendations, more than once every four years, at the most, absent a legal requirement to do so.

c.     Signs.  You must display an exterior lighted sign as approved by us at each of your offices.  We must approve all your signs before you order or display them.

d.     Starting Date.  You agree to begin operations and be open for business no later than the January 8 following the Effective Date of this Agreement.

e.     Operating Hours.  You agree to be open for business during the hours that we specify from time to time in the Operations Manual.

f.      Target Volume.  You must use your best efforts to promote the Franchised Business.  Beginning in your fifth Tax Season and during each Tax Season after your fifth Tax Season, you must prepare at least 1000 federal income tax returns in your Territory.

g.     Software.  You must use the software that we provide.

h.     Telephone Number.  You must obtain and maintain a Liberty Tax Service telephone number, white and yellow page telephone number listing, and may be required to purchase a yellow page advertisement and/or contribute to a group listing or advertisement per our recommendations.

i.      Equipment.  You must obtain and use a computer system which meets our then current specifications. We may update the specifications.  When the specifications are updated, you must either obtain or upgrade a computer system such that your equipment meets our then current specifications.  Specifications will not be updated during Tax Season except upon an emergency as reasonably determined by us.

j.      Insurance.  During the term of this Agreement, you must procure and maintain an insurance policy or policies with at least the following coverage, or such other coverage as may be specified in the Operations Manual:

Comprehensive General Liability	$1 million per office
Worker’s Compensation	as required by your state law

You must name us as additional insured on these policies.

k.    Electronic Filing.  If we provide or recommend a source for electronically filing tax returns, you are required to offer Electronic Filing and to use this source exclusively for all electronic filing.

l.      Financial Products.  In the event that we negotiate an agreement with a third party Provider to allow you to offer Financial Products, you are required to exclusively use such Providers as we designate and to offer Financial Products to your customers.

m.    Operations Manual.  We will loan you a copy of the Operations Manual (“Manual”).  The Manual covers standards to be maintained, operating procedures and other information. We may modify the Manual in order to adjust for competitive changes, technological advancements, legal requirements and attempts to improve in the marketplace.  You agree to operate the Franchised Business according to the then current Manual.

n.     Participation.  You agree that franchise services will be provided under your direct supervision and control and/or under the direct supervision and control of a full time general manager who has been approved by, and not later disapproved by us.  We will not approve a general manager prior to their successful completion of EOT.

o.     Return Check.  You must prepare each income tax return accurately and in accordance with federal, state and local laws.  You must check each return thoroughly.

p.     Tax School.

(i)    If you complete EOT before September 1 of the year of the Effective Date of this Agreement, and in any event during every year after your first Tax Season, you must conduct an intensive 6 to 10 week tax course in the period of September through December in accordance with the specifications in our Manual.

(ii)   You must also conduct a one-week tax course during every January, including the January of your first Tax Season, in accordance with the specifications in our Manual.

q.     Employee Training.  You shall conduct and require each of your employees to attend an employee policy and procedure training course as specified by us.  You are solely responsible for hiring, firing, compensating, paying applicable payroll taxes and day to day supervision and control over your employees.

r.     Customer Service.  You shall employ and train sufficient personnel to accommodate all customers without undue delay.  You shall provide all services and abide by all customer service policies described in the Manual, including, but not limited to, the money back guarantee.

s.     Office Condition.  You shall maintain offices that are neat and professional in appearance.  Further, you can not offer products or services through your Liberty offices other than the franchise services authorized here (i.e., tax preparation, electronic filing, and Financial Products, all processed and reported through our systems) without our prior written approval.

t.      Supplies and Furniture.  You agree that in order to establish a standard and consistent delivery of Liberty Tax services, certain items must be used in the operation of the franchise.  You must use the items set forth as required in the Manual (e.g., client envelopes and folders, interview worksheets, interior sign sets).  You are responsible for the cost of all supplies, furniture, equipment, leasing and real estate costs, and other items needed to conduct the Franchised Business.

u.     Laws and Regulations.  You agree to comply with all federal, state and local laws and regulations. You will secure all necessary permits, certificates, licenses and consents to operate your business.

v.     IRS Audit.  If the IRS audits your Liberty Tax operations, you agree to notify us and share the IRS findings with us.

7.     REPORTS AND REVIEW

a.     Gross Receipt Report.  You must send us a Gross Receipt report in the manner and form and at the times we specify.  Presently, you must report your Gross Receipts on the 5th of the month for Gross Receipts received during the prior month.

b.     Profit and Loss.  By May 30th of each year, you must send us an unaudited profit and loss statement of the Franchised Business, in the manner and form we specify, for the 12-month period ending April 30th.

c.     Review.  We have the right to enter your Liberty Tax offices during normal business hours, without prior notice, and inspect your operations and inspect and copy all of your paper and electronic business records related to the Franchised Business and any other operations taking place at your Franchised Business.  This includes the right to inspect and copy all tax returns and bank statements which may show revenues from the Franchised Business.  We also have the right to require that you implement a plan to resolve issues that we discern from any review we conduct.

d.     Mail Reviews.  If we request a copy of your customer receipts (paper and/or electronic) or any other business records related to the Franchised Business, you must send us at your expense these records within 5 days of receiving our request.

e.     Electronic Review.  We may cause programs to run on your computer systems that may send information to us.  We agree that the use of such programs will not unreasonably interfere with your operation of the Franchised Business and you agree to allow such programs to run without interference by you.

8.  TERMINATION

a.     You may terminate this Agreement by not renewing; that is by not sending us a written notice of your desire to renew at least 180 days prior to the expiration of this Agreement.  If you terminate pursuant to this paragraph, you must still comply with all of the post termination provisions of this Agreement.

b.     We may terminate this Agreement without notice and the opportunity to cure for any of the following reasons:

(i)        If you become insolvent or take any steps to seek protection from creditors, or if a receiver (permanent or temporary) is appointed by a creditor or a court of competent authority or if you make a general assignment for the benefit of creditors;

(ii)       If a final judgment of record against you or your Franchised Business remains unsatisfied for 30 days or longer;

(iii)      If you commit a material violation of any law, ordinance, rule or regulation of a governmental agency or department reasonably associated with the operation of the Franchised Business;

(iv)      If you abandon the Franchised Business or discontinue the active operation of the Franchised Business for three business days during Tax Season or seven business days otherwise, except this ground for termination may not be invoked when active operation is not reasonably possible, such as when severe weather is present;

(v)       If you fail to open for business in the Territory by January 8 of any year;

(vi)      If you operate any offices or advertise outside the Territory without our permission;

(vii)     If you fail to meet the Target Volume specified in Paragraph 6.f. above in the Territory during your fifth Tax Season or in any Tax Season thereafter;

(viii)    If you fail to use the software, electronic filing services or Financial Products we provide or recommend;

(ix)       If you do not obtain an EFIN from the IRS for each office in the Territory by January 8 of each year or if any of such EFINs are suspended for any reason;

(x)        If you include a materially false representation or omission of fact in your Confidential Franchise Application to us; or

(xi)       If you commit three or more breaches of this Agreement, the Operations Manual, or any other agreement (including promissory notes) with us, in any 12 month period regardless of whether such breaches were cured after notice.

c.     We may terminate this Agreement, after sending you notice and an opportunity to cure within seven days, if:

(i)    you violate any other term or condition of this Agreement, the Operations Manual, or any other agreement with us;

(ii)   any amount owing to us, whether related to the Territory or not, is more than 30 days past due;

(iii)  you fail to submit required reports or other information as provided herein, or if you make   any false submission in connection therewith; or

(iv)  you fail to comply with IRS standards applicable to e-file providers as stated in IRS Publication 1345 or another or successor IRS publication applicable to e-file providers.

9.  POST TERMINATION OBLIGATIONS

If this Agreement expires, is not renewed or is terminated for any reason by any party, including a sale of the Franchised Business, you must immediately:

a.     Remove all Liberty Tax signs from all of your offices and other premises; and

b.     Stop identifying yourself as a Liberty Tax franchisee, never hold out as a former Liberty Tax franchisee and cease, and not thereafter commence, use of any of the Marks or any marks which are likely to be confused with the Marks; and

c.     Stop using all literature and forms received from us and other items bearing the Marks; and

d.     Pay to us all amounts owing to us, whether related to the Territory or not; and

e.     Transfer to us all telephone numbers, listings and advertisements used in relation to the Franchised Business and deliver to us copies of such documents of transfer; and

f.      Deliver to us any original and all copies, including electronic copies and media, of lists and other sources of information containing the names, addresses, e-mail addresses, or phone numbers of customers who patronized the Franchised Business; and

g.     Deliver to us any original and all copies, including electronic copies and media, containing customer tax returns, files, and records; and

h.     Deliver to us the copy of the Operations Manual and any updates which we loaned to you; and

i.      Cancel all fictitious name listings which you have filed for use of any of the Marks; and

j.    Adhere to the provisions of the post-term covenants not to compete and not to solicit and any other covenant herein that requires performance by you after you are no longer a franchisee.

10.  ADDITIONAL IN-TERM AND POST-TERM COVENANTS

a.     In-Term Covenant Not to Compete.  During the term of this Agreement, you agree not to directly or indirectly, for a fee or charge, in the United States or Canada, prepare or electronically file income tax returns, or offer Financial Products, except in your capacity as a Liberty Tax Service franchisee using the Liberty Tax Service system to offer such products and services.

b.     Post-Term Covenant Not to Compete.  For a period of two (2) years following the termination, expiration, transfer or other disposition of the Franchised Business, or your removal as a Signator to this Agreement, you agree not to directly or indirectly, for a fee or charge, prepare or electronically file income tax returns, or offer Financial Products, within the Territory or within twenty-five miles of the boundaries of the Territory granted by this Agreement.

c.     Liquidated Monetary Damages.  If you fail to comply with either of the above covenants not to compete, you agree to pay us, as partial liquidated monetary damages, royalties and advertising fees as set forth in Paragraph 4 of this Agreement against the greater of (1) your Gross Receipts in the Territory(ies) in which you are in breach during your last fiscal year (May 1- April 30) of operation as a Liberty franchisee in that Territory; or (2) your revenue received in breach of the covenant not to compete.  In either event, you agree that this dollar figure shall be multiplied by two to give consideration to lost repeat and referral business to us. The parties further acknowledge that the full measure of damages to us greater, as such a breach causes us damage to the integrity of our franchised system, loss of franchisee and customer goodwill and irreparable harm.

d.     Covenant Not to Solicit.  You agree that for a period of two (2) years following the termination, expiration, transfer or other disposition of the Franchised Business, or your removal as a Signator to this Agreement, you will not within the Territory or within 25 miles of the boundaries of the Territory, directly or indirectly, solicit the patronage of any person or entity served by any of your prior Liberty offices in the last 12 months that you were a Liberty franchisee, or such shorter time as you were a Liberty franchisee, for the purpose of offering such person or entity, for a fee or charge, income tax preparation, electronic filing of tax returns, or Financial Products.

e.     Covenant Not to Lease.  You agree that during the term of this Agreement, you will not lease, sub-lease, assign or guaranty a lease in the Territory to or for a person or entity who will offer income tax preparation at such an office.  You also agree that upon the termination or expiration of this Agreement, if we or a duly authorized Liberty franchisee desires any of your former Liberty office locations in the Territory (“Leases”), you will use reasonable good faith efforts to help us secure possession of the Leases through a lease assignment or otherwise.  Otherwise, you agree to use reasonable, good faith efforts to try to ensure that, for a 24 month period after non-renewal or termination of this Agreement, no person or entity will offer income tax preparation at your Leases.  Such “good faith efforts” include a duty not to sub-lease or assign the Leases to a person or entity who will offer income tax preparation at such Leases.

f.      You agree not to disparage Liberty or its current and former employees or directors.  During the term of this Agreement, you also agree not to do any act harmful, prejudicial or injurious to Liberty.

g.     You agree that you will never, directly or indirectly, during or after the term of this Agreement, divulge to or use for the benefit of any person or entity outside of the Liberty Tax Service system, any information contained in our Operations Manual; any contact, tax return, or other information concerning customers served by your Franchised Business; any information related to Liberty’s  marketing methods; or any information related to our systems and methods of operation.  Information furnished to your employees shall be reasonably limited to that which directly relates to and assists in the proper performance of such employee’s duties.

h.     You hereby acknowledge that the qualifications to be a Liberty franchise are special, unique and extraordinary, and that this Agreement would not be entered into by Liberty except upon condition that the covenants contained in this Paragraph 10 be embodied herein.

i.      You acknowledge and agree that the provisions of this Paragraph 10 are reasonable, valid and not contrary to the public interest and you waive all defenses to the strict enforcement thereof.  You further agree that we are entitled to a temporary restraining order, preliminary and permanent injunction for any breach of duties under any of the non-monetary obligations of Paragraph 9 above or of this Paragraph 10 and that such an order or injunctions shall issue without the posting of any bond by us.

j.      All of the covenants contained in this Paragraph shall survive any termination or expiration of this Agreement.

k.     If any covenant or provision within this Paragraph 10 is determined to be void or unenforceable, in whole or in part, it shall be deemed severed and removed from this Agreement and shall not affect or impair the validity of any other covenant or provision of this Agreement.  Further, these obligations are considered independent of any other provision in this Agreement, and the existence of any claim or cause of action by either party to this Agreement against the other, whether based upon this Agreement or otherwise, shall not constitute a defense to the enforcement of these obligations.

11.  INDEPENDENT CONTRACTOR

You and we are independent contractors to each other.  Neither you nor we is an agent, fiduciary, partner, employee, or a participant in a joint venture and neither you nor we has the authority to hold out as such to third parties.  You do not have any authority to bind or obligate us.  We are not and will not be liable for any act, omission, debt, or other obligation of yours.

You are responsible for all loss or damage and for all contractual liability to third parties originating in or in connection with the operation of the Franchised Business and for all claims or demands for damage directly or indirectly related thereto.  You agree to defend, indemnify and hold harmless Liberty and its employees of and from and with respect to any such claim, loss or damage.

12.  DEATH OR INCAPACITY

In the event of the death or incapacity of Franchisee, we are entitled, but not required, to render whatever assistance is required to maintain smooth and continued operation of the Franchised Business.  We shall be entitled to reimbursement from Franchisee or Franchisee’s estate for any reasonable expenditure thus incurred.  Death or incapacity shall not of itself be grounds for termination of this Agreement unless either-

a.     Franchisee or his/her legal representative fails for a period of 180 days after such death or incapacity to commence action to assign this Agreement according to controlling state law regarding the affairs of a deceased or incapacitated person and the terms of this Agreement; or,

b.  Such assignment is not completed within one year after death or incapacity.

If such action or assignment is not timely taken or made as aforesaid, Liberty shall have the right to terminate this Agreement.  Further, the terms and conditions of Paragraph 13 below apply to a transfer upon death or incapacity.

13.  ASSIGNABILITY

We may assign this Agreement to an assignee who agrees to remain bound by its terms.  We do not permit a sub-license of the Franchise.  Your interest under this Agreement or your ownership in the Franchise may be transferred or assigned only if you comply with the following provisions.  No interest may be transferred unless and until you are in full compliance with this Agreement and current in all monies owed to us.  If this Agreement is held by joint tenants or tenants in common, any transfer of an ownership interest in this Agreement must be joined in by all joint tenants or tenants in common, except any person who is deceased or under a legal disability.

a.  If you have received and desire to accept a signed, bona fide offer to purchase or otherwise transfer the Franchise or any interest in the Franchisee, you shall grant Liberty the option (the “Right of First Refusal”) to purchase such Franchise or interest as hereinafter provided.

b.  A transfer to a “Controlled Entity” shall not trigger the Right of First Refusal.  A “Controlled Entity” is an entity in which Franchisee is the beneficial owner of 100% of each class of voting ownership interest.  At the time of the desired transfer of interest to a Controlled Entity, you must notify us in writing of the name of the Controlled Entity and the name and address of each officer, director, shareholder, member, partner, or similar person and their respective ownership interest.  Each such person of the Controlled Entity shall sign the then current amendment and release forms and/or franchise agreement as required by us.  We do not charge a transfer fee for this change.

c.  A transfer of interest within a Franchisee which is an entity shall not trigger the Right of First Refusal provided that only the percentage ownership, rather than the identity of the owners, is changing.  At the time of the desired transfer of interest within an entity, you must notify us in writing of the name and address of each officer, director, shareholder, member, partner or similar person and their respective ownership interest.  Each such person of the Controlled Entity shall sign the then current amendment and release forms and/or franchise agreement as required by us.  Further, if the transfer of interest results in a majority ownership change, you must pay to us the transfer fee set forth in Paragraph 4.h. above.

d.  You shall offer the Right of First Refusal to Liberty by notice in writing, including a copy of the signed offer to purchase which you received (“Notice”).  We shall have the right to purchase the Franchise or interest in the Franchise at and for the price and upon the terms set out in the Notice, except that we may substitute cash for any non-cash form of payment proposed and we shall have 60 days after the exercise of our Right of First Refusal to close the said purchase.  Should we wish to exercise our Right of First Refusal, we will notify you in writing within 15 days from its receipt of the Notice.  Upon the giving of such notice by us, there shall immediately arise between Liberty and Franchisee, or its owners, a binding contract of purchase and sale at the price and upon the terms contained in the Notice.

e.  If we do not exercise our Rights of First Refusal, you may transfer the Franchise or ownership interest therein according to the terms set forth in the Notice, provided that you satisfy the conditions in sub-parts (f) through (i) below and complete the sale within 90 days from the day on which Liberty received the Notice.  If you do not conclude the proposed sale transaction within the 90-day period, the Right of First Refusal granted to Liberty hereunder shall continue in full force and effect.

f.  The proposed transferee(s) must complete our then current Liberty franchise application and pass our application screening using our then current qualifications.

g.  The proposed transferee(s) must sign the then current Liberty amendment forms and/or franchise agreement, as required by us, and must personally assume and be bound by all of the terms, covenants and conditions therein.

h.   The proposed transferee(s) must attend and successfully complete EOT and HOT.

i.    You shall sign our then current transfer and release forms and pay to us the transfer fee described in Paragraph 4.h. above.

j.    Except as to approved transfers within the Liberty system as described above, you may not give, transfer or sell all or substantially all of the assets of your Franchised Business during the term of this Agreement, or for a 2-year period after its expiration or termination, to a person or entity to use to offer income tax preparation in the Territory or within 10 miles of the boundaries of the Territory.

14.  NON-WAIVER OF BREACH

The failure of either party hereto to enforce any one or more of the terms or conditions of this Agreement shall not be deemed a waiver of such terms or conditions or of either party’s rights thereafter to enforce each and every term and condition of this Agreement.

15.  GOVERNING LAW

a.     Virginia Law.  This Agreement is effective upon its acceptance in Virginia by our authorized officer.  Virginia law governs all claims which in any way relate to or arise out of this Agreement or any of the dealings of the parties hereto.  However, the Virginia Retail Franchising Act does not apply to any claims by or on your behalf if the Territory shown on Schedule A below is outside of Virginia.

b.     Jurisdiction and Venue.  In any suit brought by us, which in any way relates to or arises out of this Agreement, or any of the dealings of the parties hereto, you consent to venue and personal jurisdiction in the state and federal court of the city or county of our National Office, presently Virginia Beach state courts and the United States District Court in Norfolk, Virginia.  In any suit brought against us, including our present and former employees and agents, which in any way relates to or arises out of this Agreement, or any of the dealings of the parties hereto, venue shall be proper only in the federal court located nearest our National Office (presently the U.S. District Court in Norfolk, Virginia), or if neither federal subject matter or diversity jurisdiction exists, in the city or county state court located where our National Office is (presently the City of Virginia Beach, Virginia).

c.     Jury Waiver.  In any trial between any of the parties hereto, including present and former employees and agents of ours, which in any way relates to or arises out of this Agreement, or any of the dealings of the parties hereto, you and we agree to waive our rights to a jury trial and instead have such action tried by a judge.

d.     Class Action Waiver.  You agree that any claim you may have against us, including our past and present employees and agents, shall be brought individually and you shall not join such claim with claims of any other person or entity or bring, join or participate in a class action against us.

e.     Compensatory Damages.  In any lawsuit, dispute or claim between or against any of the parties hereto, including present and former agents and employees of ours, which in any way relates to or arises out of this Agreement, or any of the dealings of the parties hereto, you and we agree to waive our rights, if any, to seek or recover punitive damages.

f.      Area Developers.  If your Territory is or becomes located in an Area Developer area, you agree not to bring any claim, including a lawsuit, against the Area Developer, or its owners, employees and independent contractors, except as to a claim unrelated to the Liberty franchise, such as an automobile accident.  Area Developers are a third party beneficiary of this clause.  Further, you agree that if you breach this clause, you will pay to us and the Area Developer all attorney fees and other costs that we and the Area Developer incur to defend the Area Developer in such an action, regardless of who prevails.

16.  MODIFICATION

No modifications to this Agreement will have any effect unless such modification is in writing and signed by you and by our authorized officer.  However, we may modify the provisions of the Operations Manual, without your consent, as discussed in Paragraph 6.m. above.

17.  RELEASE OF PRIOR CLAIMS

By executing this Agreement, the undersigned entity, if any, and individuals, on behalf of yourselves and your heirs, legal representatives, successors and assigns, and each assignee of this Agreement, hereby forever release and discharge Liberty, its past and present employees, agents, area developers, officers and directors, including Liberty’s parent, subsidiary and affiliated corporations, their respective past and present employees, agents, officers and directors, from any and all claims relating to or arising out of any franchise agreement between the parties executed prior to the date of this Agreement, and all other claims relating to any dealings between any of the parties.  However, this release does not apply to our renewal obligations the same or similar to those in Paragraph 2.b. above, as contained in any prior or other franchise agreement.

18.  NOTICES

You shall give any notice or request hereunder by mail or courier, postage fully prepaid, delivered personally, or by facsimile, to our CEO, at our National Office, presently 1716 Corporate Landing Parkway, Virginia Beach, VA  23454.  Telephone:  (757) 493-8855 Fax:  (800) 880-6432.  We may also give any such notice to you in the same manner at the address indicated below the Franchisee’s signature on this Agreement, or such other more current address as we may have for you.  We may also give notice to you by e-mail.

19.  FULL UNDERSTANDING

This Agreement is the entire agreement between you and us. This Agreement supersedes all other prior oral and written agreements and understandings between you and us with respect to the subject matter herein.  Nothing in this or in any related agreement, however, is intended to disclaim the representations we made in the franchise disclosure document we furnished to you.

20.  ACKNOWLEDGMENTS

You acknowledge that you have read our franchise disclosure document and this Agreement and that you are familiar with their contents.  You acknowledge that you have independently investigated the business offered hereunder and base your decision to purchase solely on such investigation.  Except as may be stated in Item 19 of our Franchise Disclosure Document, you acknowledge that no person is authorized to make and no person has made any representations to you as to the actual, projected or potential sales, volumes, revenues, profits or success of any Liberty Tax Service franchise.  And you further acknowledge and agree that you are not a third party beneficiary to any agreement between us and any other franchisee.

21.  GUARANTY

The Franchisee named at the top of the following page agrees to abide by the terms of this Agreement.  The signature of an individual or individuals as sole proprietors, joint tenants, or tenants in common constitutes their personal agreement to such terms.  The signature of an individual or individuals on behalf of an entity constitutes the entity’s agreement to such terms.

In addition, the signatures of all individuals below, in any capacity, also constitute their personal joint and several agreement to perform all the obligations in and relating to this Agreement, including, but not limited to, the obligations stated in Paragraph 15 above concerning Governing Law, including but not limited to, the application of Virginia Law, the Jurisdiction and Venue clause, the Jury Waiver, the Class Action Waiver, and the limitation to Compensatory Damages only, the obligation to make payments specified herein, pay any other promissory notes and other debts due to us, and pay for products later ordered from us.  All Signators below waive any right to presentment, demand or notice of non-performance and the right to require us to proceed against the other Signators.

Franchisee:	Entity Number:

Type:                                                             (Sole Proprietor, LLC, Corp., Joint Tenants with Right of Survivorship (“JTROS”), Tenants in Common, Partnership).*  See important note below.

SIGNATORS:

By:	By:
(Signature)	(Signature)

(Printed Name)	(Printed Name)

Title:	Title:

Address:	Address:

Ownership Percentage: % (See note below)	Ownership Percentage: % (See note below)

By:	By:
(Signature)	(Signature)

(Printed Name)	(Printed Name)

Title:	Title:

Address:	Address:

Ownership Percentage: % (See note below)	Ownership Percentage: % (See note below)

JTH TAX, INC. d/b/a
LIBERTY TAX SERVICE

By:	Effective Date:
John T. Hewitt, President/CEO

*Joint Tenants with Right of Survivorship is typically for spouses and must be owned equally by each tenant, 50-50 for two owners, and if one passes away, the other automatically receives the decedent’s share.  Tenants in common is normally for non-spouses and if one passes away, his or her share passes by will or state law to his or her heirs.

SCHEDULE “A” TO THE FRANCHISE AGREEMENT

Territory

The Franchise Territory* is as follows:

*Note:    When a Territory description includes a road, avenue, street, parkway, highway, route or similar roadway, such Territory includes the U.S. Postal addresses assigned to either side of such roadway.  When a Territory description excludes a road, avenue, street, parkway, highway, route or similar roadway, such Territory excludes the U.S. Postal addresses assigned to either side of such roadway.  If a map of the Territory is attached, such map approximates your Territory, but the above legal description controls as to the Territory’s precise boundaries.

SCHEDULE “B” TO THE FRANCHISE AGREEMENT

Area Developer Addendum

You and we acknowledge that at present this Territory falls under an Area Developer.  The Area Developer will receive a portion of the initial franchise fee.  Further, as long as this Territory continues to fall under an Area Developer area, we will pay to the Area Developer or any successor a portion of the royalties paid by you to us under this Agreement.

FRANCHISEE:	JTH TAX, INC. d/b/a
LIBERTY TAX SERVICE

By:	By:
John Hewitt, CEO

By:	Effective Date:

SCHEDULE “C-1” TO THE FRANCHISE AGREEMENT

Special Stipulations- Grandfathered Client Exclusion

You elect to pay us a one time fee of $5.00 per tax preparation client currently served by your tax preparation practice and thereby exclude from Gross Receipts of the Franchised Business the income received from such clients for tax preparation only.  You shall furnish to us at the time of the closing of this transaction a list in a form satisfactory to us of the names and social security numbers of these pre-existing clients.

These grandfathered clients will be counted for purposes of determining Target Volume.

It is further understood that the In-Term and Post-Term Covenants Not to Compete found in Paragraphs 10.a. and 10.b. of this Agreement shall not apply to tax preparation work for clients covered by this stipulation.

FRANCHISEE:	JTH TAX, INC. d/b/a
LIBERTY TAX SERVICE

By:	By:
John Hewitt, CEO

By:	Effective Date:

SCHEDULE “C-2” TO THE FRANCHISE AGREEMENT

Special Stipulations- Multiple Territories	Entity:

To the extent of any conflict between the following and the provisions of the Franchise Agreement, the Special Stipulations shall control:

1.  Opening of offices.    You are acquiring multiple Territories from us as follows:

You and we have agreed that you shall open tax preparation offices in these Territories pursuant to the following schedule:

Number of Territories in Which
Calendar Year Tax Season	to Initially Open an Office

2012
2013

You agree that for our consideration in allowing the schedule set forth above, we may keep as non-refundable any and all security deposits and franchise fees you may have paid to us at anytime, and, in the event that you and we do not subsequently agree which territories will open in each of the years specified above, and you subsequently are in breach of your franchise agreement as to duties related to the set up and opening of the territory or territories in question, you and we agree that we may select which territory(ies), in the amount of the number specified to open for the given year, on which to issue a notice to cure and/or to terminate.  For example, if you are to open one territory in a given year, out of three territories that you purchase, and you and we do not subsequently agree as to which of the three territories shall open in that year, if you fail to open any office in a timely fashion for that year, we may terminate any one of your franchise agreements of our choice.  If you and we subsequently agree which territories will open in a given year, and you breach your duties to set up and open such territory(ies), we may serve a notice to cure and/or terminate as to such territory(ies) only.  We may allow changes to this opening schedule, but are under no duty to do so, upon the payment to us of a change fee of $3,500 per change.

2.  Royalties and Advertising Fees.  Except as to developed/active/operating territories, you shall pay royalties and advertising fees according to the schedule in the Franchise Agreement except that the age of each of your Territories will be deemed to commence from the first Tax Season during which you are to initially open an office in such Territory pursuant to this Stipulation (unless you open an office sooner, then that date will control).  For example, for a Territory in which you are to first open an office for the second Tax Season following the Effective Date of this Agreement, such Tax Season will be deemed the first year of that Territory for purposes of royalties and advertising fees.

3.  Target Volume.  The age of each of your Territories for the purposes of achieving the required Target Volume set forth in the Franchise Agreement shall be calculated in the same manner as set forth in Paragraph 2 above.

FRANCHISEE:	LIBERTY TAX SERVICE

By:	By:
John Hewitt, CEO

By:	Effective Date:

SCHEDULE “C-3” TO THE FRANCHISE AGREEMENT

Special Stipulations- Try Before You Buy

To the extent of any conflict between the following and the provisions of the Franchise Agreement, the following special stipulation(s) shall control:

1.        You agree to operate the territory (“Rental Territory”) described below for the tax season January 8, 2012 - April 15, 2012 (“2012 Calendar Year Tax Season”).  This Rental Territory shall be deemed part of your existing franchise agreement and not a new franchise.  If you own multiple territories and it is not made clear as to which one this Special Stipulation relates, this shall relate to any such franchise agreement as we deem and select, absent mutual agreement between you and us otherwise.  Except as modified by this Special Stipulation, the rights, duties and obligations in your existing franchise agreement to which this relates shall control as to this Rental Territory.  You specifically agree that Paragraph 10 of your franchise agreement will apply to the Rental Territory, regardless of whether you purchase the Rental Territory.

Rental Territory:

2.        You shall be obligated to pay all royalties and other amounts due and payable to Liberty Tax Service with respect to the Rental Territory and the 2012 Calendar Year Tax Season as provided below:

a.     You must pay a royalty of 14% of Gross Receipts per Territory for the period ending April 30th following the Effective Date of this Franchise Agreement (“Year One”).

b.     You must pay an advertising fee of 5% of the Gross Receipts of your Franchised Business each month.

c.     You must pay the royalty owed by the 5th of each month based on Gross Receipts for the preceding month.  You must pay advertising fees by the 5th of each month based on Gross Receipts for the preceding month.

3.             a.             If you determine not to purchase the Rental Territory, you must notify your Area Developer in writing of your election not to purchase the Rental Territory no later than March 1, 2012.

b.             If you desire to purchase the Rental Territory, you shall notify your Area Developer on or before March 1, 2012 that so we may send to you a then current Franchise Disclosure Document (“FDD”) and a separate franchise agreement for the Rental Territory.  You must hold the FDD at least 14 calendar days.  Liberty Tax Service will allow you to finance the purchase of the territory under the terms of the 2012 Spring Expansion program. If you do not return to us all paperwork in time for us to close on your purchase of this Rental Territory by March 31, 2012, we have the right to withdraw your right to purchase the Rental Territory.

c.             If you elect not to purchase the Rental Territory, you will continue to perform all of your obligations with respect to offices opened within the Rental Territory throughout the 2012 Calendar Year Tax Season to the extent they are applicable, and will deliver to Liberty Tax Service’s national office all customer files and contact information for the Rental Territory no later than April 30, 2012.

d.             If you purchase the Rental Territory, for the purposes of Paragraph 4(d) of the Franchise Agreement, the 2013 Calendar Tax Season will constitute “Year One,” The 2014 Calendar Year Tax Season will be deemed “Year Two,” etc.

FRANCHISEE:	JTH TAX, INC. d/b/a
LIBERTY TAX SERVICE

By:	By:
John Hewitt, CEO

By:	Effective Date:

Entity:

SCHEDULE “C-4” TO THE FRANCHISE AGREEMENT

Special Stipulations — Rent to Own

4.                                 You agree to operate the territory (“Rental Territory”) described below for the tax season January 8, 2012 - April 15, 2012 (“2012 Calendar Year Tax Season”).  This Rental Territory shall be deemed part of your existing franchise agreement and not a new franchise.  If you own multiple territories and it is not made clear as to which one this Special Stipulation relates, this shall relate to any such franchise agreement as we deem and select, absent mutual agreement between you and us otherwise.  Except as modified by this Special Stipulation, the rights, duties and obligations in your existing franchise agreement to which this relates shall control as to this Rental Territory.  You specifically agree that Paragraph 10 of your franchise agreement will apply to the Rental Territory, regardless of whether you purchase the Rental Territory.

Rental Territory:

5.                                 You shall be obligated to pay all royalties and other amounts due and payable to Liberty Tax Service with respect to the Rental Territory and the 2012 Calendar Year Tax Season as provided below:

a.     You must pay a royalty of 14% of Gross Receipts subject to a minimum royalty of $5,000 per Territory for the period ending April 30th following the Effective Date of this Franchise Agreement (“Year One”).

c.             You must pay an advertising fee of 5% of the Gross Receipts of your Franchised Business each month.

c.             You must pay the royalty owed by the 5th of each month based on Gross Receipts for the preceding month, and any balance owed to achieve Minimum Royalty on May 5 for each fiscal year ending April 30th.  You must pay advertising fees by the 5th of each month based on Gross Receipts for the preceding month.

6.                                 a.         If you determine not to purchase the Rental Territory, you must notify your Area Developer in writing of your election not to purchase the Rental Territory no later than March 1, 2012.

b.             If you desire to purchase the Rental Territory, you shall notify your Area Developer on or before March 1, 2012 that so we may send to you a then current Franchise Disclosure Document (“FDD”) and a separate franchise agreement for the Rental Territory.  You must hold the FDD at least 14 calendar days and then remit to us a 20% down payment ($8,000) of the $40,000 franchise fee applicable to the Rental Territory to Liberty Tax Service no later than March 31, 2012.  Liberty Tax Service will allow you to finance the remaining 80% ($32,000) of the purchase price of the Rental Territory over a four year period ending February 28, 2016 by your delivery to Liberty Tax Service of a promissory note in a form containing Liberty Tax Service’s standard terms and conditions.  You will be entitled to make interest-only payments on this promissory note no later than February 28 in each of 2013, 2014, and 2015, with a final payment of accrued interest and all remaining principal due to Liberty Tax Service no later than February 28, 2016.  If you do not return to us all paperwork in time for us to close on your purchase of this Rental Territory by April 30, 2012, we have the right to withdraw your right to purchase the Rental Territory.

c.             If you elect not to purchase the Rental Territory, you will continue to perform all of your obligations with respect to offices opened within the Rental Territory throughout the 2012 Calendar Year Tax Season, and will deliver to Liberty Tax Service’s national office all customer files and contact information for the Rental Territory no later than April 30, 2012.  In addition, all further revenue associated with the territory, along with the future right to service the customers of the territory belong to us or our designee.

d.             If you purchase the Rental Territory, for the purposes of Section 4(d) of the Franchise Agreement, the 2012 Calendar Year Tax Season will constitute “Year One,” The 2013 Calendar Year Tax Season will be deemed “Year Two,” etc.

FRANCHISEE:	JTH TAX, INC. d/b/a
LIBERTY TAX SERVICE

By:	By:
John Hewitt, CEO

By:	Effective Date:

Entity:

SCHEDULE “C-5” TO THE FRANCHISE AGREEMENT

Special Stipulations- $0 Franchise Fee	Entity:

To the extent of any conflict between the following and the provisions of the Franchise Agreement, the Special Stipulations shall control:

1.   Initial Franchise Fee.  Paragraph 4.a. of the Franchise Agreement concerning the “Initial and Resale Franchise Fee” is modified to provide that the Initial and Resale Franchise Fee is $0.

2.   Security Deposit.  Section 4.b. of the franchise agreement, concerning “Down Payment and Approval” is deleted.  Instead, you will pay to us a $2500 security deposit after you have held the Liberty Franchise Disclosure Document for at least fourteen calendar days.  We will refund this deposit to you upon your request at any time before you attend Effective Operations Training (“EOT”).  You must submit the security deposit to us before attending EOT.

We will refund the security deposit to you if we do not approve your application or if you do not pass our EOT in accordance with our current passing standards for EOT, provided that you return to us all materials which we distributed to you during EOT.  Also, we will refund this security deposit to you upon completion of the five year term of this Agreement, or the sale of the Territory, whichever occurs first, provided that we first apply the security deposit to any monies you owe to us, then remit any balance to you.

Normally, you are limited to purchasing one un-owned and undeveloped territory per year under this option, subject to Area Developer approval, and must open an office for business in the Territory by January 8 of the following year.  If you do not open an office for business in the Territory then, we retain the security deposit and do not apply it to any monies which you may owe to us.

We do not pay interest on the security deposit.

3.  Royalties.  Paragraph 4.d. of the Franchise Agreement concerning “Royalties” is deleted and in its place is substituted the following language:

“d.   Royalties.

(i)   You must pay a royalty of 25% of Gross Receipts subject to the following minimums:

(a)   For the period ending April 30th following the Effective Date of this Franchise Agreement (“Year One”), if you operated or were required to have operated an office in the Territory for any part of Tax Season ending in that April, minimum royalty is $6,000 per Territory.

(b)   For the period beginning May 1 following the Effective Date of this Franchise Agreement through the following April 30th (“Year Two”), minimum royalty is $9,000 per Territory.

(c)   Thereafter (“Year Three” and beyond), minimum royalty is $12,000 per Territory, for each successive like time period.

(ii)   For a developed Territory, meaning one containing an existing company, franchisee or other Liberty tax preparation office, you must pay royalty as set forth above depending upon how long any office has been located in the Territory.  For example, if an office has been located in the Territory through one Tax Season, then that Territory would next be under Year Two royalties.  The term “Tax Season” means the time period January 2 — April 30.  An office includes locations such as kiosks or temporary locations.

(iii)          If you are or become in an area covered by an Area Developer, we may pay to the Area Developer a portion of the royalties that you pay to us.

(iv)          At the conclusion of the 5-year term of this Franchise Agreement, your royalty structure will revert to the royalty structure specified in the body of this Franchise Agreement in Section 4 therein.”

4.  Transfer.  Paragraph 13.g. of the Franchise Agreement is modified to also provide that if you transfer the Territory covered by this Agreement before the end of its 5-year term, the transferee will continue under the royalty structure specified above through the conclusion of a five year period.

FRANCHISEE:	JTH TAX, INC. d/b/a
LIBERTY TAX SERVICE

By:	By:
John Hewitt, CEO

By:	Effective Date: